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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

HOSPITALITY PROPERTIES TRUST
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HOSPITALITY PROPERTIES TRUST 400 Centre Street Newton, Massachusetts 02458 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 15, 2009

To the Shareholders of Hospitality Properties Trust:

         Notice is hereby given that the annual meeting of shareholders of Hospitality Properties Trust, a Maryland real estate investment trust, will be held at 9:30 a.m., local time, on Friday, May 15, 2009, at 400 Centre Street, Newton, Massachusetts, 02458 for the following purposes:

  1.
  To elect one Independent Trustee in Group II to our Board.

  2.
  To elect one Managing Trustee in Group II to our Board.

  3.
  To consider and vote on a shareholder proposal, if properly presented at the meeting.

  4.
  To consider and vote upon such other matters as may properly come before the meeting and at any adjournments or postponements thereof.

         OUR BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE NOMINEES FOR TRUSTEE IN ITEMS 1 AND 2 AND "AGAINST" THE SHAREHOLDER PROPOSAL IN ITEM 3.

         We encourage you to contact the firm assisting us in the solicitation of proxies, Innisfree M&A Incorporated, or Innisfree, if you have any questions or need assistance in voting your shares. Banks and brokers may call Innisfree, collect, at (212) 750-5833. Shareholders may call Innisfree, toll free, at (877) 825-8971.

         Shareholders of record at the close of business on March 17, 2009 are entitled to notice of and to vote at the meeting and at any adjournments or postponements thereof.

         Securities and Exchange Commission rules allow us to furnish proxy materials to our shareholders on the internet. You can now access proxy materials and vote at www.proxyvote.com. You may also vote via internet or telephone by following the instructions on that website. In order to vote on the internet or by telephone you must have a shareholder identification number which is being mailed to you on a Notice Regarding the Availability of Proxy Materials. If your shares are held in the name of a brokerage firm, bank, nominee or other institution, you should provide instructions to your broker, bank, nominee or other institution on how to vote your shares.

                      By Order of the Board,

                      JENNIFER B. CLARK, Secretary

Newton, Massachusetts
March 30, 2009

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE READ THE PROXY STATEMENT AND COMPLETE A PROXY FOR YOUR SHARES AS SOON AS POSSIBLE. YOU MAY VOTE YOUR SHARES OVER THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON THE WEBSITE INDICATED IN THE NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS THAT YOU RECEIVED IN THE MAIL. IF YOUR SHARES ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK, NOMINEE OR OTHER INSTITUTION, YOU SHOULD PROVIDE INSTRUCTIONS TO YOUR BROKER, BANK, NOMINEE OR OTHER INSTITUTION ON HOW TO VOTE YOUR SHARES. YOU MAY ALSO REQUEST A PAPER PROXY CARD TO SUBMIT YOUR VOTE BY MAIL. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, THAT VOTE WILL REVOKE ANY PROXY YOU PREVIOUSLY SUBMITTED. IF YOU HOLD SHARES IN THE NAME OF A BROKERAGE FIRM, BANK, NOMINEE OR OTHER INSTITUTION, YOU MUST PROVIDE A LEGAL PROXY FROM THAT INSTITUTION IN ORDER TO VOTE YOUR SHARES AT THE MEETING. YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN.

HOSPITALITY PROPERTIES TRUST
400 Centre Street
Newton, Massachusetts 02458

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held on Friday, May 15, 2009

 INTRODUCTION

        A notice of the annual meeting of shareholders of Hospitality Properties Trust, a Maryland real estate investment trust, or the company, is on the preceding page and a form of proxy solicited by our Board of Trustees, or our Board, accompanies this proxy statement. This proxy statement and a form of proxy, together with our annual report to shareholders for the year ended December 31, 2008, including our audited financial statements, are first being made available, and a Notice Regarding the Availability of Proxy Materials, or the Notice of Internet Availability, is first being mailed, to shareholders on or about March 30, 2009.

        The annual meeting record date is March 17, 2009. Only shareholders of record as of the close of business on March 17, 2009, are entitled to notice of, and to vote at, the meeting and at any postponement or adjournment thereof. We had 93,992,635 common shares of beneficial interest, $.01 par value per share, or common shares, outstanding on the record date and entitled to vote at the meeting. The holders of our outstanding common shares are entitled to one vote per common share.

        A quorum of shareholders is required to take action at the meeting. The presence, in person or by proxy, of holders of common shares entitled to vote at the meeting representing a majority of the total number of common shares entitled to vote on a question will constitute a quorum for such question. Common shares represented by valid proxies will count for the purpose of determining the presence of a quorum for the meeting. Abstentions and "broker non-votes" will be treated as present for purposes of determining the presence of a quorum for the meeting. Failure of a quorum to be present at the meeting will necessitate adjournment of that meeting and will subject us to additional expense.

        The affirmative vote of a majority of our common shares entitled to vote at the meeting is required for the election of the nominees for Trustee described in Items 1 and 2. The affirmative vote of 75% of our common shares entitled to vote at the meeting is required for the approval of the shareholder proposal described in Item 3.

        The shareholder proposal specified in Item 3 is non-binding and, if approved, would serve only as a recommendation to our Board. Under Maryland law and our declaration of trust, an amendment repealing the classified board provision contained in our declaration of trust must first be approved by at least two thirds (2/3) of our Trustees and then approved by the affirmative vote of the holders of at least two thirds (2/3) of the total number of our outstanding shares at a subsequent shareholders' meeting.

        The individuals named as proxies on a properly completed proxy will vote in accordance with your directions as indicated thereon. If you properly complete your proxy and give no voting instructions, your shares will be voted "FOR" the nominees for Trustee in Items 1 and 2 and "AGAINST" the proposal in Item 3.

        Shareholders of record may vote their shares over the internet or by telephone in the manner provided on the website indicated in the Notice of Internet Availability they received in the mail, or, if they requested and received paper or email copies of proxy materials by completing and returning the proxy card, or by attending the meeting and voting in person. Votes provided by mail, over the internet or by telephone must be received by 11:59 p.m. eastern daylight time on May 14, 2009.

        If your shares are held in the name of a brokerage firm, bank, nominee or other institution (referred to as "in street name"), you will receive instructions from the street name holder that you must follow in order for you to specify how your shares will be voted. If you do not specify how you would like your shares to be voted, your shares held in street name may still be voted. Certain street name holders have the authority under rules of the New York Stock Exchange, or NYSE, to vote shares for which their customers do not provide voting instructions on certain routine, uncontested items. In the case of non-routine or contested items, the institution holding street name shares cannot vote the shares if it has not received voting instructions. These are considered to be "broker non-votes."

        Under the NYSE rules, Items 1 and 2 (election of trustees) are considered routine items for which street name shares may be voted without specific instructions. If your street name holder completes and returns a proxy on your behalf, but does not indicate how the common shares should be voted, the common shares represented on the proxy will be voted "FOR" the nominees for Trustee in Items 1 and 2. Under the NYSE rules, Item 3 (shareholder proposal) is considered a non-routine item for which street name holders may not vote shares without specific instructions. As a result, if a shareholder does not instruct his or her street name holder as to how such shareholder's common shares should be voted with respect to Item 3, a "broker non-vote" will occur.

        Shares represented by proxies marked "WITHHOLD" with regard to the election of trustees will be counted for purposes of determining whether there is a quorum and will have the same effect as votes "against" the nominees for trustees in Items 1 and 2. Abstentions and "broker non-votes" will be counted for purposes of determining whether there is a quorum and will have the same effect as votes "AGAINST" the proposal in Item 3.

        If we adjourn the annual meeting, we will announce the time and place of the adjourned meeting at the original meeting, but we do not intend to deliver another notice of the meeting. At any subsequent reconvening of the annual meeting, all proxies will be voted in the same manner as they would have been at the original convening of the meeting (except for any proxies which have been effectively revoked or withdrawn).

        IMPORTANT: If your shares are held in the name of a brokerage firm, bank, nominee or other institution, you should provide instructions to your broker, bank, nominee or other institution on how to vote your shares. Please contact the person responsible for your account and give instructions for a proxy to be completed for your shares. If you have any questions or need assistance in voting your shares, please call the firm assisting us in the solicitation of proxies:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Banks and Brokers Call Collect at (212) 750-5833
Shareholders Call Toll Free at (877) 825-8971

        A shareholder of record who has given a proxy may revoke it any time prior to its exercise by delivering to our secretary a written revocation or a duly executed proxy bearing a later date, by voting over the internet or by telephone at a later time in the manner provided on the website indicated in the Notice of Internet Availability, or by attending the meeting and voting his or her common shares in person. If a shareholder of record wants to receive a paper or email copy of the proxy card, he or she may request one. Votes provided by mail, over the internet or by telephone must be received by 11:59 p.m. eastern daylight time on May 14, 2009. If your shares are held in the name of a brokerage firm, bank, nominee or other institution, and you have instructed your brokerage firm, bank, nominee or other institution to vote your shares, you must follow the instructions received from your brokerage firm, bank, nominee or other institution to change those instructions.

        Our website address is included several times in this proxy statement as a textual reference only, and the information in the website is not incorporated by reference into this proxy statement.

Notice Regarding the Availability of Proxy Materials

        In accordance with rules and regulations adopted by the Securities and Exchange Commission, or the SEC, instead of mailing a printed copy of our proxy materials to each shareholder of record, we may furnish proxy materials via the internet. Accordingly, all of our shareholders will receive a Notice of Internet Availability, which will be mailed on or about March 30, 2009.

        On the date of mailing of the Notice of Internet Availability, shareholders will be able to access all of the proxy materials on the internet at www.proxyvote.com. The proxy materials will be available free of charge. The Notice of Internet Availability will instruct you as to how you may access and review all of the important information contained in the proxy materials (including our annual report to shareholders) over the internet or through other methods specified at the website designated in the Notice of Internet Availability. The website designated contains instructions as to how to vote by internet or over the telephone. The Notice of Internet Availability also instructs you as to how you may request a paper or email copy of the proxy card. If you received a Notice of Internet Availability and would like to receive printed copies of the proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

ELECTION OF TRUSTEES

        The number of our Trustees is currently fixed at five, and our Board is currently divided into three groups, with two Trustees in Group I, two Trustees in Group II and one Trustee in Group III. Trustees in each group are elected for three year terms and serve until their successors are elected and qualified.

        Our current Trustees are Bruce M. Gans, M.D. and Adam D. Portnoy in Group II with a term of office expiring at the meeting to which this proxy statement relates, William A. Lamkin in Group III with a term of office expiring at our 2010 annual meeting of shareholders and Barry M. Portnoy and John L. Harrington in Group I with a term of office expiring at our 2011 annual meeting of shareholders. The term of the Group II Trustees elected at the meeting will expire at our 2012 annual meeting of shareholders. As we previously announced, Frank J. Bailey, our former Group II Independent Trustee, resigned as one of our Independent Trustees, effective as of January 30, 2009, and on February 6, 2009, our Board, upon a recommendation of our Nominating and Governance Committee, appointed Dr. Gans to our Board, effective February 6, 2009, to fill the vacancy created by

Mr. Bailey's resignation. Dr. Gans was appointed to fill the remainder of Mr. Bailey's term as an Independent Trustee in Group II of our Board. Concurrently with his resignation as an Independent Trustee, Mr. Bailey also resigned from his positions as a member of our Audit Committee, Compensation Committee and Nominating and Governance Committee. Dr. Gans was appointed as a member of each of those committees on February 6, 2009, following his appointment to our Board.

        Our Trustees are also categorized as Independent Trustees or Managing Trustees. Our Independent Trustees are not employees, or affiliates of, Reit Management & Research LLC, or RMR, our manager, do not have a material business or professional relationship with RMR or any other person or entity that holds in excess of 9.8% of our issued and outstanding shares of beneficial interest, are not involved in our day to day activities and are persons who qualify as independent under our declaration of trust, bylaws and applicable rules of the NYSE and the SEC. Our Managing Trustees have been employees of RMR or involved in our day to day activities for at least one year. Our Board of Trustees is currently composed of three Independent Trustees and two Managing Trustees. Dr. Gans and Messrs. Harrington and Lamkin are our Independent Trustees, and Messrs. Adam Portnoy and Barry Portnoy are our Managing Trustees. Biographical information relating to our Trustees and other information relating to our Board appears below in this proxy statement.

Item 1:    Election of One Independent Trustee

        Our Board has nominated Dr. Gans for election as an Independent Trustee in Group II, whose nomination was recommended to our Board by our Nominating and Governance Committee. The term of the Independent Trustee in Group II elected at the meeting will expire at our 2012 annual meeting of shareholders. The persons named in the accompanying proxy intend to exercise properly executed and delivered proxies "FOR" the election of Dr. Gans, except to the extent that properly completed proxies indicate that the votes should be withheld for the nominee.

        Dr. Gans has agreed to serve as an Independent Trustee in Group II if elected. However, if Dr. Gans becomes unable or unwilling to accept election to our Board, the proxies will be voted for a substitute nominee designated by our Board. Our Board has no reason to believe that Dr. Gans will be unable to serve.

        Our Board recommends a vote "FOR" the election of Dr. Gans as an Independent Trustee in Group II.

Item 2:    Election of One Managing Trustee

        Our Board has nominated Mr. Adam Portnoy for election as a Managing Trustee in Group II, whose nomination was recommended to our Board by our Nominating and Governance Committee. The term of the Managing Trustee in Group II elected at the meeting will expire at our 2012 annual meeting of shareholders. The persons named in the accompanying proxy intend to exercise properly executed and delivered proxies "FOR" the election of Mr. Adam Portnoy, except to the extent that properly completed proxies indicate that the votes should be withheld for the nominee.

        Mr. Adam Portnoy has agreed to serve as a Managing Trustee in Group II if elected. However, if Mr. Adam Portnoy becomes unable or unwilling to accept election to our Board, the proxies will be voted for a substitute nominee designated by our Board. Our Board has no reason to believe that Mr. Adam Portnoy will be unable to serve.

        Our Board recommends a vote "FOR" the election of Mr. Adam Portnoy as a Managing Trustee in Group II.

 SOLICITATION OF PROXIES

        We are paying the cost of this solicitation, including the preparation, printing, mailing and website hosting of proxy materials. We will request banks, brokers and other custodians, nominees and fiduciaries to forward proxy materials to the beneficial owners of our common shares and to obtain their voting instructions. We will reimburse those firms for their expenses. In addition, we have retained Innisfree M&A Incorporated, or Innisfree, to assist in the solicitation of proxies for a fee of $15,000 plus reimbursement for out of pocket expenses. We have agreed to indemnify Innisfree against certain liabilities arising out of our agreement with Innisfree.

TRUSTEES AND EXECUTIVE OFFICERS

        The following are the ages and recent principal occupations, as of March 17, 2009, of our Trustees and our executive officers:

Trustee Nominees for a Term Expiring In 2012

BRUCE M. GANS, M.D., Age: 62

        Dr. Gans has been one of our Independent Trustees since February 2009. Dr. Gans has been an Independent Director of Five Star Quality Care, Inc., or Five Star, since 2001. Dr. Gans has been Chief Medical Officer at the Kessler Institute for Rehabilitation since June 2001. He is also a Professor of Physical Medicine and Rehabilitation at University of Medicine and Dentistry of New Jersey—New Jersey Medical School. Dr. Gans is an Independent Trustee in Group II and, if elected at the meeting, he will serve until our 2012 annual meeting of shareholders.

ADAM D. PORTNOY, Age: 38

        Mr. Portnoy has been one of our Managing Trustees since January 2007. Mr. Portnoy has been a Managing Trustee of HRPT Properties Trust, or HRPT, since 2006 and Senior Housing Properties Trust, or SNH, since 2007. He was an Executive Vice President of HRPT from 2003 through 2006. Mr. Portnoy has been an executive officer of RMR since September 2003 and currently is the President, Chief Executive Officer and a director of RMR. Additionally, Mr. Portnoy is the minority owner of RMR and of RMR Advisors, Inc., or RMR Advisors, an SEC registered investment advisor. Mr. Portnoy has been President of RMR Advisors since 2007 and was a Vice President prior to that time since 2003. He has also been President and portfolio manager of RMR Real Estate Fund, RMR Hospitality and Real Estate Fund, RMR F.I.R.E. Fund, RMR Preferred Dividend Fund, RMR Dividend Capture Fund and RMR Funds Series Trust (which ceased to exist in 2009) and President of RMR Asia Pacific Real Estate Fund and RMR Asia Real Estate Fund since 2007. (Hereinafter, RMR Real Estate Fund, RMR Hospitality and Real Estate Fund, RMR F.I.R.E. Fund, RMR Preferred Dividend Fund, RMR Dividend Capture Fund, RMR Funds Series Trust, RMR Asia Pacific Real Estate Fund and RMR Asia Real Estate Fund are collectively referred to as the "RMR Funds".) Prior to becoming President in 2007, Mr. Portnoy served as Vice-President of certain of the RMR Funds beginning in 2004. Mr. Adam Portnoy is the son of Barry Portnoy, our other Managing Trustee, and the brother-in-law of Ethan Bornstein, our Senior Vice President. Mr. Adam Portnoy is a Managing Trustee in Group II and, if elected at the meeting, he will serve until our 2012 annual meeting of shareholders.

Continuing Trustees

WILLIAM A. LAMKIN, Age: 49

        Mr. Lamkin has been one of our Independent Trustees since January 2007. Mr. Lamkin has been a partner in Ackrell Capital LLC, a San Francisco based investment bank, since November 2003, and a partner in Ackrell & Company LLC, a San Francisco based investment advisory firm, since October 2002. Previously, he was employed as a financial consultant and an investment banker, including as a Senior Vice President in the investment banking division of ABN AMRO, Incorporated. Mr. Lamkin has also served as an Independent Trustee of HRPT since 2006. Mr. Lamkin is an Independent Trustee in Group III and will serve until our 2010 annual meeting of shareholders.

JOHN L. HARRINGTON, Age: 72

        Mr. Harrington has been one of our Independent Trustees since 1995. Mr. Harrington has been Chairman of the Board of the Yawkey Foundations from 2002 to 2003 and from 2007 to the present, served as one of their trustees since 1982 and as Executive Director from 1982 to 2006. He has also been a trustee of the JRY Trust since 1982. Mr. Harrington was the Chief Executive Officer and General Partner of the Boston Red Sox Baseball Club from 1973 to 2002 and was a principal of Bingham Sports Consulting LLC from 2007 to December 2008. Mr. Harrington was President of Boston Trust Management Corp. from 1981 to 2006. He served as an Independent Director of Five Star from 2001 until 2004, as an Independent Trustee of SNH since 1999 and as an Independent Trustee of each of the RMR Funds since shortly after each of their respective formations beginning in 2002. Mr. Harrington is a certified public accountant. Mr. Harrington is an Independent Trustee in Group I and will serve until our 2011 annual meeting of shareholders.

BARRY M. PORTNOY, Age: 63

        Mr. Portnoy has been one of our Managing Trustees since 1995. Mr. Portnoy has been a Managing Trustee of HRPT and of SNH since 1986 and 1999, respectively. He has been a Managing Director of Five Star and of TravelCenters of America LLC, or TA, since 2001 and 2006, respectively. Mr. Portnoy is the majority owner of RMR and of RMR Advisors. Mr. Portnoy has been the Chairman of RMR since 1986, and a director and Vice President of RMR Advisors since 2002. Mr. Portnoy has been a Managing Trustee of each of the RMR Funds and a portfolio manager of each of the RMR Funds, except for RMR Asia Pacific Real Estate Fund and RMR Asia Real Estate Fund, since their respective formations beginning in 2002. Mr. Portnoy is a Managing Trustee in Group I and will serve until our 2011 annual meeting of shareholders.

Executive Officers

JOHN G. MURRAY, Age: 48

        Mr. Murray has been our President and Chief Operating Officer since 1996 and our Assistant Secretary since 2008. Prior to that time, he was our Secretary since 1996. Mr. Murray has also been Executive Vice President of RMR and has served in various capacities with RMR and its affiliates for over five years.

MARK L. KLEIFGES, Age: 48

        Mr. Kleifges has been our Treasurer and Chief Financial Officer for over five years. Mr. Kleifges has also been an Executive Vice President of RMR since October 2008, and prior to that time was a Senior Vice President and Vice President. Mr. Kleifges was a Vice President of RMR Advisors from 2003 to 2004 and since 2004 has been its Treasurer. He has also served as Treasurer of each of the RMR Funds since their respective formations beginning in 2002. Mr. Kleifges is a certified public accountant.

ETHAN S. BORNSTEIN, Age: 35

        Mr. Bornstein had been our Senior Vice President since March 2008, and prior to that time was our Vice President for over five years. Mr. Bornstein has also been a Senior Vice President of RMR since 2006, was a Vice President prior to that time since 2002 and has been employed by RMR and its affiliates for over five years. Mr. Bornstein's wife is the daughter of Mr. Barry Portnoy and the sister of Mr. Adam Portnoy.

        Except as noted with regard to Mr. Barry Portnoy, Mr. Adam Portnoy and Mr. Bornstein, there are no family relationships among any of our Trustees or executive officers. Our executive officers serve at the discretion of our Board.

        HRPT, SNH, Five Star, TA, RMR, RMR Advisors and each of the RMR Funds may be considered to be affiliates of us.

BOARD OF TRUSTEES

        Our business is conducted under the general direction of our Board as provided by our declaration of trust, our bylaws and the laws of the State of Maryland, the state in which we were organized on May 12, 1995.

        Three of our Trustees, John L. Harrington, William A. Lamkin and Bruce M. Gans, M.D., are our Independent Trustees within the meaning of our declaration of trust and bylaws and two of our Trustees, Adam and Barry Portnoy are our Managing Trustees.

        In determining the status of those Trustees who qualify as Independent Trustees, each year our Board affirmatively determines whether Trustees have a direct or indirect material relationship with us, including our subsidiaries other than serving as our Trustees. When assessing a Trustee's relationship with us, our Board considers all relevant facts and circumstances, not merely from the Trustee's standpoint, but from that of the persons or organizations with which the Trustee has an affiliation. Material relationships can include commercial, banking, consulting, legal, accounting, charitable and familial relationships.

        Our Board has determined that Dr. Gans and Messrs. Harrington and Lamkin currently qualify as Independent Trustees under our declaration of trust, bylaws and applicable NYSE and SEC rules. In making that determination, our Board considered each of these three Trustees' service in other enterprises and on the boards of other publicly traded companies managed or advised by RMR and its affiliates. Our Board has concluded that none of these Trustees possessed or currently possesses any relationship that could impair his judgment in connection with his duties and responsibilities as a Trustee or that could otherwise be a direct or indirect material relationship under our declaration of trust, bylaws and applicable NYSE and SEC rules.

        During 2008, our Board held 11 meetings, our Audit Committee held eight meetings, our Compensation Committee held five meetings, and our Nominating and Governance Committee held two meetings. During 2008, each Trustee attended 75% or more of the total number of meetings of our Board and any committee of which he was a member during the time in which he served on our Board or such committee. All of our Trustees attended last year's annual meeting of shareholders.

        Pursuant to our Governance Guidelines, our Independent Trustees meet at least once each year without management. The presiding Trustee at these meetings is the Chair of our Audit Committee, unless the Independent Trustees in attendance select another Independent Trustee to preside.

BOARD COMMITTEES

        We have a standing Audit Committee, Compensation Committee and Nominating and Governance Committee, each of which has a written charter. Each of the above committees is currently comprised of Dr. Gans and Messrs. Harrington and Lamkin, who are independent under our declaration of trust, our bylaws and applicable rules of the NYSE and the SEC and each committee's respective charter.

        The primary function of our Audit Committee is to select our independent registered public accounting firm and to assist our Board in fulfilling its responsibilities for oversight of: (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) the independent registered public accounting firm's qualifications and independence; and (4) the performance of our internal audit function and independent registered public accounting firm. Our Board has determined that Mr. Harrington is our Audit Committee financial expert and is "independent" as defined by the rules of the SEC and the NYSE. Our Board's determination that Mr. Harrington is a financial expert was based upon his experience as: (i) executive director of a large charitable organization; (ii) chief executive officer of a major professional sports business; (iii) a member of our Audit Committee and of the audit committees of other publicly owned companies; (iv) a certified public accountant; (v) a director of a large national bank; and (vi) a college teacher of accounting.

        Our Compensation Committee's primary responsibilities include: (1) reviewing, at least annually, the performance of RMR under its contract with us and making determinations regarding continuance of the contract; (2) evaluating the performance of our President and determining and approving any compensation, including any equity compensation, paid directly by us to our President; (3) recommending to our Board any compensation paid directly by us to our other executive officers; (4) reviewing the performance of our Director of Internal Audit and determining the compensation payable to him and the costs of our internal audit function generally; and (5) evaluating, approving and administering all our equity compensation plans. The Compensation Committee is delegated the powers of our Board necessary to carry out these responsibilities.

        The responsibilities of our Nominating and Governance Committee include: (1) identification of individuals qualified to become members of our Board and recommending to our Board the Trustee nominees for each annual meeting of shareholders or when vacancies occur; (2) development, and recommendation to our Board, of governance guidelines; and (3) evaluation of the performance of our Board.

        The charter of each of our standing committees provides that the committee may form and delegate authority to subcommittees of one or more members when appropriate. Subcommittees are subject to the provisions of the applicable committee's charter.

        Our policy with respect to Board members' attendance at our annual meetings of shareholders can be found in our Governance Guidelines, the full text of which appears at our website at www.hptreit.com. In addition to our Governance Guidelines, copies of the charters of our Audit, Compensation and Nominating and Governance Committees, as well as our Code of Business Conduct and Ethics, may be obtained free of charge by writing to our Secretary, Hospitality Properties Trust, 400 Centre Street, Newton, MA 02458 or at our website, www.hptreit.com.

COMMUNICATIONS WITH TRUSTEES

        Any shareholder or other interested person who desires to communicate with our Independent Trustees or any Trustees, individually or as a group, may do so by filling out a report at our website (www.hptreit.com), by calling our toll-free confidential message system at (866) 511-5038, or by writing to the party for whom the communication is intended, care of our Director of Internal Audit, Hospitality Properties Trust, 400 Centre Street, Newton, MA 02458. Our Director of Internal Audit will then deliver any communication to the appropriate party or parties.

SELECTION OF CANDIDATES FOR TRUSTEES;
SHAREHOLDER RECOMMENDATIONS, NOMINATIONS AND OTHER PROPOSALS

        Our Board has established Governance Guidelines which, among other matters, and together with our declaration of trust and bylaws, set forth the qualifications for service on our Board. These guidelines may be changed from time to time by our Board upon the recommendation of our Nominating and Governance Committee. Our Board makes nominations of persons to be elected by shareholders as Trustees. Our Board also elects Trustees to fill Board vacancies which may occur from time to time. In both these circumstances, our Board will act upon recommendations made by our Nominating and Governance Committee.

        In considering candidates to serve as Trustees, our Nominating and Governance Committee seeks individuals who have qualities which the Committee believes may be effective in serving our long term best interests. Among the characteristics which the Committee considers are the following: the quality of the candidate's past services to us, if any; the business and personal experiences of the candidate and their relevance to our business; the reputation of the candidate for integrity; the reputation of the candidate for intelligence, sound judgment, the ability to understand complex financial issues and to make meaningful inquiries; the willingness and ability of the candidate to devote sufficient time to Board business; the familiarity of the candidate with the responsibilities of service on the board of a publicly owned company; the qualification of the candidate to be either an Independent Trustee or a Managing Trustee, as applicable; and other matters that the Nominating and Governance Committee deems appropriate. In seeking candidates for Trustees who have not previously served as our Trustees, the Nominating and Governance Committee may use the business, professional and personal contacts of its members, it may accept recommendations from other Board members, and, if it considers it appropriate, the Nominating and Governance Committee may engage a professional search firm.

        In 2008, we did not pay any third party to identify or to assist in the evaluation of any candidate for election to our Board. We did not receive any shareholder recommendations or nominations for our Board for the 2009 annual meeting, except the nominations made by our Board and recommendations by our Nominating and Governance Committee, each of which includes Board members who are shareholders of record.

        Shareholder recommendations for nominees.    A responsibility of our Nominating and Governance Committee is to consider candidates for election as Trustees who are properly recommended by shareholders. To be considered by our Nominating and Governance Committee, a shareholder recommendation for a nominee must be made: (i) by a shareholder who is entitled under our bylaws and applicable state and federal laws to nominate the nominee at the meeting and (ii) by written notice to the Chair of our Nominating and Governance Committee at our principal executive offices within the 30 day period ending on the last date on which shareholders may give a timely notice of nomination for such meeting under our bylaws and applicable state and federal laws, which notice must be accompanied by the information and documents with respect to the recommended nominee which the recommending shareholder would have been required to provide in order to nominate such nominee for election at the shareholders meeting in accordance with our bylaws, including those described below, and applicable state and federal laws. Any such notice must be accompanied by the same information, copies of share certificates and other documents as described below. Our Nominating and Governance Committee may request additional information about the shareholder nominee or about a recommending shareholder. Shareholder recommendations which meet the requirements set forth above will be considered using the same criteria as other candidates considered by our Nominating and Governance Committee.

        The preceding paragraph applies only to shareholder recommendations for nominees. A shareholder nomination must be made in accordance with the provisions of our bylaws, including the procedures discussed below.

        Shareholder nominations and other proposals at annual meetings.    Our bylaws require compliance with certain procedures for a shareholder to properly propose a nomination for election to our Board or other business. If a shareholder who is entitled to do so under our bylaws wishes to propose a person for election to our Board or other business, that shareholder must provide a written notice to our Secretary. The shareholder giving notice must (i) have continuously held at least $2,000 in market value (as determined under our bylaws), or 1%, of our shares entitled to vote at the meeting on the election or the proposal of other business, as the case may be, for at least one year from the date the shareholder gives its advance notice (this requirement will not apply until April 1, 2010 with respect to a shareholder who continuously holds from and after April 1, 2009 shares entitled to vote at the meeting on such election or proposal of other business, as the case may be), (ii) be a shareholder of record at the time of giving notice through and including the time of the meeting, (iii) be present at the meeting to answer questions about the nomination or other business and (iv) have complied in all respects with the advance notice provisions for shareholder nominations and proposals of other business set forth in our bylaws.

        The notice must set forth detailed specified information about the nominee and the nominee's affiliates and associates, the shareholder making the nomination and affiliates and associates of that shareholder, and provide to the extent known by the shareholder giving the notice, the name and address of any other shareholder supporting the shareholder's nomination or proposal. With respect to nominations, the notice must state whether the nominee is proposed for nomination as an Independent Trustee or a Managing Trustee. In addition, at the same time as or prior to the submission of a shareholder nomination or proposal for consideration at a meeting of our shareholders that, if approved and implemented by us, would cause us to be in breach of any covenant in or in default under any debt instrument or agreement or other material agreement of ours or any subsidiary of ours, the shareholder must submit to our Secretary (i) evidence satisfactory to our Board of the lender's or contracting party's willingness to waive the breach of covenant or default, or (ii) a detailed plan for repayment of the applicable indebtedness or curing the contractual breach or default and satisfying any resulting damage, specifically identifying the actions to be taken or the source of funds, which plan must be satisfactory to our Board in its discretion, and evidence of the availability to us of substitute credit or contractual arrangements similar to the credit or contractual arrangements which are implicated by the shareholder nomination or other proposal that are at least as favorable to us, as determined by our Board in its discretion. Additionally, if (i) the submission of a shareholder nomination or proposal of other business to be considered at a shareholders meeting could not be considered or, if approved, implemented by us without our or any subsidiary of ours, or the proponent shareholder, the nominee, the holder of proxies or their respective affiliates or associates filing with or otherwise notifying or obtaining the consent, approval or other action of any governmental or regulatory body, or a governmental action, or (ii) such shareholder's ownership of our shares or any solicitation of proxies or votes or holding or exercising proxies by such shareholder, the nominee or their respective affiliates or associates would require governmental action, then, at the same time as the submission of the shareholder nomination or proposal of other business, the proponent shareholder shall submit to us (x) evidence satisfactory to our Board that any and all governmental action has been given or obtained, including, without limitation, such evidence as our Board may require so that any nominee may be determined to satisfy any suitability or other requirements or (y) if such evidence was not obtainable from a governmental or regulatory body by such time despite the shareholder's diligent and best efforts, a detailed plan for making or obtaining the governmental action prior to the election of the nominee or the implementation of the proposal for other business, which plan must be satisfactory to our Board in its discretion.

        Under our bylaws, in order for a shareholder's notice of nominations for trustee or other business to be properly brought before an annual meeting of shareholders, the shareholder must deliver the notice to our Secretary at our principal executive offices not later than the close of business on the 120th day, and not earlier than the close of business on the 150th day, prior to the first anniversary of the date of the proxy statement for the preceding year's annual meeting. If the date of proxy statement for the annual meeting is more than 30 days earlier than the first anniversary of the date of the proxy statement for the preceding year's annual meeting, other time requirements may be applicable to shareholder notices, as specified in our bylaws. In addition, no shareholder may give a notice to nominate or propose other business unless the shareholder holds a certificate for all our shares of beneficial interest owned by such shareholder during all times described in the first paragraph of this section — Shareholder nominations and other proposals at annual meetings, and a copy of each certificate held by the shareholder must accompany the shareholder's notice. Also, we may request that any shareholder proposing a nominee for election to our Board or other business at a meeting of our shareholders provide us, within three business days of such request, with written verification of the information submitted by the shareholder as well as other information.

        The foregoing description of the procedures for a shareholder to propose a nomination for election to our Board or other business for consideration at an annual meeting is only a summary and is not complete. Copies of our bylaws, including the provisions which concern the requirements for shareholder nominations and other proposals, may be obtained by writing to our Secretary at Hospitality Properties Trust, 400 Centre Street, Newton, Massachusetts 02458. Any shareholder considering making a nomination or other proposals should carefully review and comply with those provisions. Under our declaration of trust and bylaws, a shareholder is obligated to indemnify us for costs and expenses we incur arising from the shareholder's violation of our declaration of trust or bylaws, to the fullest extent permitted by law.

        2010 Annual Meeting Deadlines.    Shareholder proposals intended to be presented pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or Exchange Act, at our 2010 annual meeting of shareholders must be received at our principal executive offices on or before November 30, 2009 in order to be considered for inclusion in our proxy statement for our 2010 annual meeting of shareholders. Our bylaws currently require that shareholder nominations and proposals made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of our bylaws, not later than November 30, 2009 (which is also the date, after which, shareholder nominations and proposals made outside of Rule 14a-8 under the Exchange Act would be considered "untimely" within the meaning of Rule 14a-4(c) under the Exchange Act) and not earlier than October 31, 2009.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Overview

        We do not have any employees. None of our executive officers has an employment agreement with us or any agreement that becomes effective upon his termination or a change in control of us. Our manager, RMR, provides services that otherwise would be provided by employees. RMR conducts our day to day operations on our behalf and compensates our named executive officers (Messrs. Murray and Kleifges) directly and in its sole discretion in connection with their services rendered to RMR and to us. We do not pay our executive officers salaries or bonuses or provide other compensatory benefits except for the grants of shares under our Incentive Share Award Plan discussed below. Although our Compensation Committee reviews and approves our business management agreement with RMR, it is not involved in compensation decisions made by RMR for its employees other than the employee serving as our Director of Internal Audit. Our payments to RMR are described in Related Person Transactions and Company Review of Such Transactions.

        Annually, typically in September, the Chair of our Compensation Committee meets with our Managing Trustees and the chairs of the compensation committees of the other public companies for which RMR provides management services. The purpose of this meeting is, among other things, to discuss compensation philosophy and factors which may affect compensation decisions, to provide a comparative understanding of potential share grants by us and the other affected companies and to hear and consider recommendations from our Managing Trustees concerning potential share grants. Subsequent to this meeting, the members of the Compensation Committee hold a meeting at which the Chair provides a report of the information discussed with the Managing Trustees and others and makes recommendations for share grants to executive officers. Our Compensation Committee then discusses these recommendations and other factors and determines the amount of the share awards. Our executive officers have not participated in these meetings and have not been involved in determining or recommending the amount or form of executive compensation. Our Compensation Committee has not engaged compensation consultants to participate in the determination or recommendation of the amount or form of executive compensation.

Analysis of Grants under Our Incentive Share Award Plan

        Although we do not pay any cash compensation directly to our officers and have no employees, we have adopted an Incentive Share Award Plan to reward our executive officers and other RMR employees who provide services to us and to foster a continuing identity of interest between them and our shareholders. We award shares under our Incentive Share Award Plan to recognize our executive officers' scope of responsibilities, reward demonstrated performance and leadership, motivate future performance, align the interests of our executives with those of our other shareholders and motivate the executives to remain employees of our manager and to continue to provide services to us through the term of the awards.

        Under its charter, our Compensation Committee evaluates, approves and administers our equity compensation plans, which currently consist solely of our Incentive Share Award Plan providing for the grants of our common shares. The Compensation Committee has to date determined to use grants of restricted common shares rather than stock options as equity compensation. Because the value of our common shares may be determined in part by reference to its dividend yield relative to market interest rates rather than by its potential for capital appreciation, we believe a conventional stock option plan might not provide appropriate incentives for management for a business like ours, but a share grant plan may create a better identity of interests between management and other shareholders. The Compensation Committee does not consider the share grants to be the primary element of compensation of the recipients; we believe the cash compensation that RMR pays these individuals is substantially more than the value of the shares granted to these individuals.

        As discussed above, it is the Compensation Committee's current policy to consider share grants to executive officers annually in September. Prior to its consideration of share grants, the Chair of our Compensation Committee meets with our Managing Trustees and the chairs of the compensation committees of the other public real estate investment trusts, or REITs, the RMR Funds, and the operating companies for which RMR provides management services. RMR provides management services to HRPT, a publicly traded REIT that primarily owns office buildings and industrial properties, SNH, a publicly traded REIT that primarily owns senior living properties and medical office buildings, Five Star, a publicly traded real estate based operating company in the healthcare and senior living services business, and TA, a publicly traded real estate based operating company in the travel center business. The purpose of this meeting is, among other things, to provide a comparative understanding of potential share grants by us and the other REITs and other businesses managed by RMR and to hear and consider recommendations from our Managing Trustees concerning potential share grants. The share grants made by the other REITs managed by RMR are considered to be closely comparable because of the similarities between our businesses and the responsibilities in operating these other REITs. At a later meeting of our Compensation Committee, the Chair then provides a report of the matters discussed at the meeting to our full Compensation Committee.

        In setting incentive share awards under our plan, our Compensation Committee's starting premise each year is to award our named executive officers the same number of incentive shares as they were awarded in the prior year in an effort to meet recipients' expectations. The Compensation Committee then considers multiple factors in determining whether to increase or decrease the amounts of the prior year's grants, including the following primary factors: (1) the scope of responsibility of each individual, (2) the amount of shares previously granted to persons performing similar services for us as are currently performed by each recipient, (3) the amount of time spent, the complexity of the duties, and the value of services performed, by the particular recipient, (4) the fair market value of the common shares granted, and (5) the recommendations of our Managing Trustees.

        Our Compensation Committee uses comparative information about other REITs managed by RMR as additional data to help it review whether it is awarding share amounts that it deems reasonable based on the characteristics of those REITs and their respective officers. The Compensation Committee also considers the size and structure of the other REITs and other RMR managed businesses, and the experience, length of service and scope of duties and responsibilities of the officers at these other companies to assess the value of the share awards proposed for our officers in light of the proposed awards for officers with comparable roles at the other companies. In 2008, our Managing Trustees recommended an increase in the number of shares to be awarded to our named executive officers to a similar extent as the increases in the number of shares recommended to be awarded to the named executive officers of the other REITs managed by RMR. Our Compensation Committee considered this factor and reviewed the data regarding the other REITs and their officers on a general basis to help it gauge the reasonableness of the 2008 awards together with the other factors discussed above, but the Compensation Committee did not undertake a detailed comparison of the named executive officers across the REITs or other companies managed by RMR or assign weight to any particular characteristic of these other companies or their officers.

        In 2008, the Compensation Committee considered the foregoing factors and decided to increase the number of shares awarded due primarily to the significant decrease in the aggregate fair market value of our shares which reflected the overall decline in the market and the economy. In making this decision, the Compensation Committee recognized that awarding the same number of shares in 2008 as in 2007 would have resulted in such a significant decline in the value of such awards that the awards would not have achieved our goals of encouraging our named executive officers to continue and to improve the services provided to us. In addition, the Compensation Committee determined to grant the same amounts to each named executive officer in 2008 because it considered the overall contributions of each officer to us to be approximately equal and therefore deemed it appropriate to grant them the same amount of shares.

        We determine the fair market value of the shares granted based on the closing price of our common shares on the date of grant. The Compensation Committee has imposed, and may impose, vesting and other conditions on the granted common shares because it believes that time based vesting encourages recipients of share awards to remain employed by RMR and continue to provide services to us. The Compensation Committee currently uses a vesting schedule under which one fifth of the shares vest immediately and the remaining shares vest in four equal, consecutive annual installments commencing on the first anniversary of the date of grant. The Compensation Committee utilizes a four year time based vesting schedule to provide an incentive to provide services for a long term and in consideration of the tax treatment of the share grants to us and to the recipients. In the event a recipient granted an incentive share award ceases to perform duties for us or ceases to be an officer or an employee of RMR or any company which RMR manages during the vesting period, we may repurchase for nominal consideration the common shares that have not yet vested. As with other issued common shares, vested and unvested shares awarded under our Incentive Share Award Plan are entitled to receive distributions we make on our common shares.

        Because the schedule for consideration of share awards by our Compensation Committee and our Board is determined several months in advance, the proximity of any grants to earnings announcements or other market events is coincidental.

        We believe that our compensation philosophy and programs are designed to foster a business culture that aligns the interests of our executive officers with those of our shareholders. We believe that the equity compensation of our executive officers is appropriate to the goal of providing shareholders dependable, long term returns.

COMPENSATION COMMITTEE REPORT

        The undersigned members of the Compensation Committee have reviewed and discussed the Compensation Discussion and Analysis with our management. Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2008.

                      COMPENSATION COMMITTEE
                      John L. Harrington, Chairman
                      Bruce M. Gans, M.D.
                      William A. Lamkin

COMPENSATION TABLES

        The following tables provide (1) summary 2008, 2007 and 2006 compensation information relating to our executive officers, (2) information with respect to incentive share awards made to, or held by, our named executive officers during the periods or at the dates specified below and (3) compensation information relating to our Trustees for 2008. Our named executive officers consist of two individuals, our President and Chief Operating Officer and our Treasurer and Chief Financial Officer, the compensation of whom is required to be reported herein under the rules of the SEC. The compensation of our other executive officer is below the level at which compensation would be required by such rules to be reported in this proxy statement.

 SUMMARY COMPENSATION TABLE FOR 2008, 2007 AND 2006

Name and Principal Position	Year	Stock Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
John G. Murray	2008	$68,002	$13,321	$81,323
President, Chief Operating Officer and	2007	$97,002	$9,245	$106,247
Assistant Secretary	2006	$102,162	$7,944	$110,106

Mark L. Kleifges	2008	$65,292	$12,736	$78,028
Treasurer and Chief Financial Officer	2007	$89,067	$8,634	$97,701
	2006	$91,618	$7,091	$98,709

(1)
Represents the value based upon the closing price on the date of grant in 2008, 2007 and 2006 of shares vesting in 2008, 2007 or 2006, as applicable. This is also the compensation cost recognized by us in the applicable year for purposes of Statement of Financial Accounting Standards No. 123(R), "Share-Based Payment", or FAS 123R. No assumptions are used in this calculation.

(2)
Consists of distributions during 2008, 2007 or 2006, as applicable, on unvested shares.

GRANTS OF PLAN BASED AWARDS FOR 2008

(Shares granted in 2008, including vested and unvested grants)

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(1)
John G. Murray	9/22/08	5,000 Common Shares	$102,850
Mark L. Kleifges	9/22/08	5,000 Common Shares	$102,850

(1)
Represents the value based upon the closing price on the date of grant, which is also the grant date fair value under FAS 123R. No assumptions are used in this calculation.

        Incentive share awards granted by us to executive officers in 2008 provide that one fifth of each award vests on the grant date and one fifth vests on each of the next four anniversaries of the grant date. In the event a recipient granted an incentive share award ceases to perform duties for us or ceases to be an officer or an employee of RMR or any company which RMR manages during the vesting period, we may repurchase the common shares which have not yet vested for nominal consideration. Holders of vested and unvested shares awarded under our incentive share award plan are eligible to receive distributions we make on our common shares on the same terms as other holders of our common shares.

 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END FOR 2008

(Shares granted in 2008 and prior years, which have not yet vested)

		Stock Awards
Name	Year Granted	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
John G. Murray	2008	4,000	(2)	$59,480
John G. Murray	2007	2,100	(3)	$31,227
John G. Murray	2006	1,400	(4)	$20,818
Mark L. Kleifges	2008	4,000	(2)	$59,480
Mark L. Kleifges	2007	1,980	(5)	$29,443
Mark L. Kleifges	2006	1,320	(6)	$19,628

(1)
Represents the value based upon the final 2008 closing price of our shares, which was $14.87 on December 31, 2008.

(2)
These shares will vest as follows: 1,000 shares in September 2009, 1,000 shares in September 2010, 1,000 shares in September 2011, and 1,000 shares in September 2012.

(3)
These shares will vest as follows: 700 shares in September 2009, 700 shares in September 2010, and 700 shares in September 2011.

(4)
These shares will vest as follows: 700 shares in September 2009 and 700 shares in September 2010.

(5)
These shares will vest as follows: 660 shares in September 2009, 660 shares in September 2010 and 660 shares in September 2011.

(6)
These shares will vest as follows: 660 shares in September 2009 and 660 shares in September 2010.

OPTION EXERCISES AND STOCK VESTED FOR 2008

(Share grants which vested in 2008, including shares granted in prior years)

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John G. Murray	2,400	$49,599	(1)
Mark L. Kleifges	2,320	$47,940	(1)

(1)
Represents the value based upon the closing price on the 2008 dates of vesting of grants made in 2008 and prior years.

 TRUSTEE COMPENSATION FOR 2008

(2008 compensation; all share grants to Trustees vest at the time of grant)

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)		Total ($)
Frank J. Bailey(2)	$46,000	$32,090	$—		$78,090
John L. Harrington	$42,000	$32,090	$—		$74,090
William A. Lamkin	$42,000	$32,090	$—		$74,090
Adam D. Portnoy	$—	$32,090	$3,696	(3)	$35,786
Barry M. Portnoy	$—	$32,090	$—		$32,090

(1)
Represents the value based upon the closing price on the date of grant.

(2)
Mr. Bailey resigned as one of our Independent Trustees, effective as of January 30, 2009.

(3)
Consists of distributions during 2008 on unvested shares awarded in 2006 and 2005.

        Each Independent Trustee receives an annual fee of $25,000 for services as a Trustee, plus a fee of $500 for each meeting attended. Up to two $500 fees are paid if a Board meeting and one or more Board committee meetings are held on the same date. The chairpersons of our Audit Committee, Compensation Committee and Nominating and Governance Committee receive an additional $7,500, $3,500 and $3,500, respectively, each year. In addition, each Trustee receives a grant of 1,000 of our common shares as part of his annual compensation. We generally reimburse all our Trustees for travel expenses incurred in connection with their duties as Trustees.

        Our Board believes it is important to align the interests of Trustees with those of our shareholders and for Trustees to hold equity ownership positions in our company. Accordingly, our Board believes that a portion of each Trustee's compensation should be paid in shares. In determining the amount and composition of such compensation, our Board considers the compensation of trustees and directors of other comparable enterprises, both with respect to size and industry.

        Historically, each year our Board has reviewed the compensation paid to our Trustees and determined both the amount of such compensation and the allocation of such compensation between equity based awards and cash. In December 2007, the charter of our Compensation Committee was amended and, beginning in 2008, the Compensation Committee began determining the equity compensation for the Trustees. Our Managing Trustees do not receive any compensation for their services as Trustees, other than common share grants.

AUDIT COMMITTEE REPORT

        In the course of our oversight of the company's financial reporting process, we have: (1) reviewed and discussed with management the audited financial statements for the year ended December 31, 2008; (2) discussed with Ernst & Young LLP, the company's independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted, amended, supplemented or superseded by the rules of the Public Company Accounting Oversight Board; (3) received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence; (4) discussed with the independent registered public accounting firm its independence; and (5) considered whether the provision of nonaudit services by the independent registered public accounting firm is compatible with maintaining its independence and concluded that it is compatible at this time.

        Based on the foregoing review and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the company's Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the SEC.

                      AUDIT COMMITTEE
                      John L. Harrington, Chairman
                      William A. Lamkin
                      Bruce M. Gans, M.D.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information regarding the beneficial ownership of our common shares as of March 17, 2009 by (1) each person or entity known to us to be the beneficial owner of more than 5% of our outstanding common shares; (2) each of our Trustees and executive officers who served at any time during 2008; and (3) each of our current Trustees and executive officers as a group (not including any fractional shares which may be beneficially owned by an executive officer or trustee). Unless otherwise indicated, we believe that each owner named below has sole voting and investment power for all common shares shown to be beneficially owned by that person or entity, subject to the matters set forth in the footnotes to the table below.

	Beneficial Ownership(1)
Name and Address(2)	Number of Shares	Percent
Beneficial Owners of More Than 5% of Our Common Shares
Entities affiliated with Capital Research and Management Company(3)	9,000,000	9.58%
The Vanguard Group, Inc.(4)	7,323,485	7.79%
Barclays Global Investors, N.A.(5)	6,746,509	7.18%
Cohen & Steers, Inc.(6)	6,233,977	6.63%
Trustees, Nominees and Executive Officers
Ethan S. Bornstein	18,150	*
John L. Harrington	11,260	*
Mark L. Kleifges	17,500	*
William A. Lamkin	2,500	*
John G. Murray	33,400	*
Adam D. Portnoy	61,949	*
Barry M. Portnoy	271,774	*
Bruce M. Gans, M.D.	1,000	*
All current Trustees, nominees and executive officers as a group (eight persons)	417,533	*

*
Less than 1% of our common shares.

(1)
Our declaration of trust and bylaws place restrictions on the ability of any person or group to acquire beneficial ownership of more than 9.8% of any class of our shares. The percentages indicated are based upon the number of shares shown divided by the 93,992,635 of our common shares outstanding as of March 17, 2009.

(2)
The address of each of our Trustees, nominees and executive officers is c/o Hospitality Properties Trust, 400 Centre Street, Newton, Massachusetts 02458.

(3)
This information is as of December 31, 2008 and is based solely on a Schedule 13G filed with the SEC on February 13, 2009 by Capital World Investors and The Income Fund of America, Inc. The address of both Capital World Investors and The Income Fund of America, Inc. is 333 South Hope Street, Los Angeles, California 90071. In that Schedule 13G, Capital World Investors reported that it beneficially owns, and has sole dispositive power over, 9,000,000 shares and has sole voting power over 3,000,000 of these shares. In that same Schedule 13G, The Income Fund of America, Inc. reported that it beneficially owns, and has sole voting power and no dispositive power over, 6,000,000 shares. According to that same Schedule 13G, Capital Research and Management Company manages equity assets for various investment companies through two divisions, one of which is Capital World Investors. Capital World Investors is deemed to be the beneficial owner of the 9,000,000 shares as a result of Capital Research and Management Company acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The Income Fund of America, Inc., an investment company registered under the Investment Company Act of 1940, is advised by Capital Research and Management Company.

(4)
The information is as of December 31, 2008 and is based solely on a Schedule 13G/A filed with the SEC on February 13, 2009 by The Vanguard Group, Inc., or Vanguard. The address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. Vanguard reports sole voting power over 45,128 shares and sole dispositive power over 7,323,485 shares. Additionally, the Schedule 13G/A states that Vanguard Fiduciary Trust Company, or VFTC, a wholly owned subsidiary of Vanguard, is the beneficial owner of 45,128 shares as a result of its serving as investment manager of collective trust accounts, and that VFTC directs the voting of these shares.

(5)
This information is as of December 31, 2008 and is based solely on a Schedule 13G filed with the SEC on February 5, 2009 by a filing group including Barclays Global Investors, NA. Based on the information provided in such Schedule 13G, the relevant members of the group, together with their respective addresses are: Barclays Global Investors, NA and Barclays Global Fund Advisors, each with an address of 400 Howard Street, San Francisco, California 94105; Barclays Global Investors, Ltd., Murray House, 1 Royal Mint Court, London EC3N 4HH England; Barclays Global Investors Japan Limited, with an address of Ebisu Prime Square Tower, 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-8402 Japan; Barclays Global Investors Canada Limited, with an address of Brookfield Place, 161 Bay Street, Suite 2500, P.O. Box 614, Toronto, Ontario M5J 2S1, Canada; Barclays Global Investors Australia Limited, with an address of Level 43, Grosvenor Place, 225 George Street, P.O. Box N43, Sydney, NSW 1220, Australia; and Barclays Global Investors (Deutschland) AG, with an address of Apianstrasse 6, D-85774, Unterfohring, Germany. These entities report sole voting power over 3,363,906, 1,948,480, 234,344, 88,308, 16,342, 2,302 and 0 shares, respectively, and beneficial ownership of, and sole dispositive power over, 3,848,151, 2,479,189, 312,217, 88,308, 16,342, 2,302 and 0 shares, respectively.

(6)
The information is as of December 31, 2008 and is based solely on a Schedule 13G filed with the SEC on February 17, 2009 by Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. The address of both Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. is 280 Park Avenue, 10th Floor, New York, NY 10017. In that Schedule 13G, each of Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. reported that it beneficially owns and has sole dispositive power over 6,233,977 shares and has sole voting power over 5,583,794 of these shares. In that same Schedule 13G, Cohen & Steers, Inc. reported that it holds a 100% interest in Cohen & Steers Capital Management, Inc.

RELATED PERSON TRANSACTIONS AND COMPANY REVIEW OF SUCH TRANSACTIONS

        We have adopted written Governance Guidelines which address, among other things, the consideration and approval of any related person transactions. Under these Governance Guidelines, we may not enter into any transaction in which any Trustee or executive officer, any member of the immediate family of any Trustee or executive officer or any other related person, has or will have a direct or indirect material interest unless that transaction has been disclosed or made known to our Board and our Board reviews and authorizes, approves or ratifies the transaction by the affirmative vote of a majority of the disinterested Trustees, even if the disinterested Trustees constitute less than a quorum. If there are no disinterested Trustees, the transaction shall be reviewed and must be authorized and approved or ratified by both (1) the affirmative vote of a majority of our entire board and (2) the affirmative vote of a majority of our Independent Trustees. The Governance Guidelines further provide that, in determining whether to approve or ratify a transaction, our Board, or disinterested or Independent Trustees, as the case may be, shall act in accordance with any applicable provisions of our declaration of trust, consider all of the relevant facts and circumstances, and approve only those transactions that are fair and reasonable to us. All related person transactions described below, including those which predated the adoption of our Governance Guidelines, were reviewed and approved by a majority of the disinterested Trustees or pursuant to the requirements of our Governance Guidelines.

        TA was created as a 100% subsidiary of ours. On January 31, 2007, we purchased TA's predecessor for approximately $1.9 billion. Simultaneously with this purchase, we restructured TA's predecessor's business as follows: (i) we retained the real estate of 146 of the 163 travel centers then operated or franchised by TA's predecessor and other assets; (ii) TA's predecessor's operating business and all its assets not retained by us, plus approximately $200 million of net working capital, were contributed to TA; (iii) TA entered a long term lease for its predecessor's real estate retained by us; and (iv) all of TA's shares were spun off to our shareholders on January 31, 2007 and TA became a separate public company.

        In addition to TA's spin off from us on January 31, 2007, we completed another transaction together with TA in 2007. On May 30, 2007, TA purchased Petro Stopping Centers, L.P. for $63.6 million and we purchased Petro Stopping Centers Holdings, L.P. for approximately $655.0 million. Simultaneously with these purchases, TA leased 40 Petro travel centers from us pursuant to what we refer to as the Petro Lease.

        TA has two leases with us pursuant to which TA leases 185 travel centers from us. One lease, which we refer to as the TA Lease, is for 145 travel centers TA operates under the "TravelCenters of America" or "TA" brand names. The TA Lease became effective on January 31, 2007. The other lease, the Petro Lease, is for 40 travel centers TA operates under the "Petro" brand name. The Petro Lease became effective on May 30, 2007. The TA Lease expires on December 31, 2022. The Petro Lease expires on June 30, 2024, and may be extended by TA for up to two additional periods of 15 years each. Both the TA Lease and the Petro Lease are "triple net" leases, which require TA to pay all costs incurred in the operation of the leased travel centers, including personnel, utilities, acquiring inventories, services to customers, insurance, real estate and personal property taxes, environmental related expenses and ground lease payments, if any. The minimum rent payable by TA to us under the TA Lease increases annually during the first six years of the lease term from $153.5 million to $175.0 million and may increase if we fund or reimburse the cost in excess of $125.0 million (see below) for improvements to the leased TA travel centers. The Petro Lease requires TA to pay minimum annual rent of $62.2 million to us. Starting in 2012 and 2013, respectively, the TA Lease and Petro Lease require TA to pay us additional rent equal to 3% of increases in nonfuel gross revenues and 0.3% of increases in gross fuel revenues at the leased travel centers over base amounts. The increases in percentage rents attributable to fuel revenues are subject to a maximum each year calculated by reference to changes in the consumer price index. TA is also required to generally indemnify us for certain environmental matters and for liabilities which arise during the terms of the leases from ownership or operation of the leased travel centers.

        We had agreed to provide up to $25.0 million of funding annually for the first five years of the TA lease for certain improvements to the leased properties. This funding was cumulative, meaning if some portion of the $25.0 million was not spent in one year it may be drawn by TA from us in subsequent years; provided, however, none of the $125.0 million of funding was available to be drawn after December 31, 2015. All improvements purchased with this funding are owned by us. On May 12, 2008, we and TA amended the TA Lease to permit TA to sell to us, without an increase of its rent, certain capital improvements to properties leased from us earlier than previously permitted. In the event that TA elects to sell these capital improvements before the time contractually required by the original lease terms, our purchase commitment amount is discounted to reflect the accelerated receipt of funds by TA according to a present value formula established in the amended lease. During 2008, TA sold to us qualifying capital improvements under the $125.0 million tenant improvements allowance provided in the TA Lease, as amended in May 2008, for total cash proceeds of $77.4 million. At December 31, 2008, $16.8 million of the $125.0 million total amount of the leasehold improvements saleable to us with no increase in TA's rent remained available.

        TA may request that we fund approved amounts for renovations, improvements and equipment at the leased travel centers, in addition to the $125.0 million described above, in return for minimum annual rent increases according to a formula: the minimum rent per year will be increased by an amount equal to the amount funded by us times the greater of (i) 8.5% or (ii) a benchmark U.S. Treasury interest rate plus 3.5%. In 2007 TA sold $1.4 million of such leasehold improvements to us for increased rent of $0.1 million annually.

        At the time of TA's spin off from us, our acquisitions and transactions with TA in connection with the Petro Lease and an equity offering completed by TA in June 2007, we and TA believed that TA was adequately capitalized to meet all of its obligations to us. However, since then there have been material changes in the market conditions in which TA operates. Specifically, the increase during the first half of 2008 in the price of diesel fuel which TA buys and sells at its travel centers and the slowing of the U.S. economy during the past year have adversely affected TA's business and increased its working capital requirements. TA has undertaken a restructuring of its business to adjust to these changed market conditions. We believe that TA's operating cash flows are sufficient to meet TA's rent obligations to us. However, while certain TA operating issues appear to have been corrected, TA's balance sheet flexibility and liquidity remain a concern as a weakening economy and fuel price volatility may impact TA's working capital requirements. Under these circumstances, on August 11, 2008, we and TA entered a rent deferral agreement. Under the terms of this deferral agreement TA has the option to defer its monthly rent payments to us by up to $5.0 million per month for periods beginning July 1, 2008 until December 31, 2010 and TA is not obligated to pay cash interest on the deferred rent through December 31, 2009. Also pursuant to the deferral agreement, TA issued 1,540,000 of its common shares to us (approximately 9.6% of TA's shares then outstanding immediately after this new issuance). In the event TA does not defer its monthly payments for all the permitted amounts through December 31, 2009, TA may repurchase a pro-rata amount of its shares issued to us for nominal consideration. In the event that any rents which have been deferred remain unpaid or additional rent amounts are deferred after December 31, 2009, interest on all such amounts is payable to us monthly at the rate of 12% per annum, beginning January 1, 2010. No additional rent deferrals are permitted for rent periods after December 31, 2010. Any deferred rent (and interest thereon) not paid is due to us on July 1, 2011. TA may repay any deferred amounts (and related interest) at any time. This deferral agreement also includes a prohibition on share repurchases and dividends by TA while any deferred rent remains unpaid and has change of control covenants so that amounts deferred will be immediately payable to us in the event TA experiences a change of control (as defined in the agreement) while deferred rent is unpaid. In connection with this deferral agreement, we entered into a registration rights agreement with TA, which provides us with certain rights to require TA to conduct a registered public offering (underwritten or otherwise) with respect to its common shares issued to us pursuant to the deferral agreement, which rights commence on the date upon which one-third of such common shares are no longer subject to repurchase by TA under the deferral agreement and continuing through the date which is twelve months following the latest of the expiration of the terms of the TA Lease and the Petro Lease. As of December 31, 2008, TA had deferred an aggregate of $30.0 million of rent payable to us.

        During 2008, TA paid us cash rent of $196.0 million under its leases with us.

        At the time TA became a separate publicly owned company as a result of the distribution of its shares to our shareholders, TA entered a management and shared services agreement with RMR. RMR also provides management services to us. The terms of TA's agreements with us and RMR require that TA afford us a right of first refusal to purchase, lease, mortgage or otherwise finance any interest TA owns in a travel center before it sells, leases, mortgages or otherwise finances that travel center with another party, and that TA afford us and any other company managed by RMR a right of first refusal to acquire or finance any real estate of the types in which they invest before TA does. TA also agreed under these agreements to not permit: the acquisition by any person or group of beneficial ownership of 9.8% or more of the voting shares or the power to direct the management and policies of TA or any of its subsidiary tenants or guarantors under its leases with us; the sale of a material part of the assets of TA or any such tenant or guarantor; or the cessation of certain continuing directors constituting a majority of the board of directors of TA or any such tenant or guarantor.

        Barry M. Portnoy, one of our Managing Trustees, is a Managing Director of TA, and Thomas M. O'Brien, an officer of RMR, is the other Managing Director of TA. Arthur G. Koumantzelis, who was one of our Independent Trustees prior to the spin off, serves as an Independent Director of TA. Accordingly, all transactions between us and TA are approved by our Independent Trustees and by TA's independent directors.

        RMR originates and presents investment and divestment opportunities to us and provides management and administrative services to us under an agreement. RMR is beneficially owned by Barry M. Portnoy and Adam D. Portnoy, who are our Managing Trustees. Each of our executive officers are also officers of RMR. Additionally, Mr. Ethan Bornstein, our Senior Vice President, is an officer of RMR. RMR is compensated at an annual rate equal to 0.7% of our average real estate investments, as defined, up to the first $250.0 million and 0.5% thereafter, plus an incentive fee based upon increases in cash available for distribution per common share, as defined. The incentive fee payable to RMR is paid in our common shares based on the fair market value of our shares. In 2006, we entered into a management agreement with RMR to operate the office building component of one of our properties; fees paid to RMR under this management agreement are based on a formula, generally 3% of gross collected rents as a property management fee and 5% gross construction costs as a construction management fee. Aggregate fees earned by RMR during 2008 for services to us under both management agreements were approximately $32.3 million. RMR also provides the internal audit function for us and for other publicly owned companies to which it provides services. Our Audit Committee appoints our Director of Internal Audit, and our Compensation Committee approves his salary and the other internal audit costs we pay. Our pro rata share of RMR's costs in providing that function was $222,000 in 2008. All transactions between us and RMR are approved by our Compensation Committee. Both our Audit and Compensation Committees are composed solely of Independent Trustees.

        We, RMR and other companies to which RMR provides management services are in the process of forming and licensing an insurance company in the State of Indiana. All of our Trustees currently serve on the board of directors of this insurance company. We expect that RMR, in addition to being a shareholder, will enter a management agreement with this insurance company pursuant to which RMR will provide the insurance company certain management and administrative services. In addition, it is expected that the insurance company will enter an investment advisory agreement with RMR Advisors pursuant to which RMR Advisors will act as the insurance company's investment advisor. The same persons who own and control RMR, including Messrs. Barry Portnoy and Adam Portnoy, our Managing Trustees, own and control RMR Advisors. Our Governance Guidelines provide that any material transaction between us and such insurance company shall be reviewed, authorized and approved or ratified by both the affirmative vote of a majority of our entire Board and the affirmative vote of a majority of our Independent Trustees. We have invested $25,000 to date in the insurance company and are committed to invest another $4,975,000, and we currently own and intend to own approximately 16.67% of this insurance company. We may invest additional amounts in the insurance company in the future if the expansion of this insurance business requires additional capital, but we are not obligated to do so. Over time we expect to transfer some or all of our insurance business to this company. By participating in this insurance business with RMR and the other companies to which RMR provides management services, we expect that we may benefit financially by reducing insurance expenses and/or by having our pro-rata share of any profits realized by this insurance business. All transactions between us and this insurance company have been approved pursuant to our Governance Guidelines.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        None of the members of the Compensation Committee is currently, or has been, at any time since our formation, an officer or employee of the company. None of our executive officers serves on the board of directors (or related governing body) or compensation committee of another entity which has an executive officer who serves on our Board or Compensation Committee. Members of our

Compensation Committee serve as independent trustees or independent directors and compensation committee members of other public companies managed by or affiliated with RMR.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires that our Trustees, executive officers and persons who own more than 10% of a registered class of our equity securities file reports of ownership and changes in ownership of securities with the SEC and the NYSE. Our executive officers, Trustees and greater than 10% shareholders are required to furnish us with copies of all forms they file pursuant to Section 16(a). Based solely on our review of the copies of these reports furnished to us or written representations that no such reports were required, we believe that, during 2008, all filing requirements under Section 16(a) of the Exchange Act applicable to our executive officers, Trustees and greater than 10% shareholders were timely met.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Our Audit Committee appointed Ernst & Young LLP as our independent registered public accounting firm for 2007 and 2008. A representative of Ernst & Young LLP is expected to be present at our annual meeting, with the opportunity to make a statement if he or she desires to do so. This representative will be available to respond to appropriate questions from shareholders who are present at our annual meeting.

        The fees for services provided by Ernst & Young LLP to us for the last two fiscal years were as follows:

	2007	2008
Audit Fees	$951,700	$677,183
Audit Related Fees	—	—
Tax Fees	17,300	18,680

Subtotal	969,000	695,863
All Other Fees	—	—

Ernst & Young LLP Total Fees	$969,000	695,863

        Our Audit Committee has established policies and procedures which are intended to control the services provided by our independent registered public accounting firm and to monitor their continuing independence. Under these policies, no services may be undertaken by our independent registered public accounting firm unless the engagement is specifically approved by our Audit Committee or the services are included within a category which has been pre-approved by our Audit Committee. The maximum charge for services is established by the Audit Committee when the specific engagement or the category of services is approved or pre-approved. In certain circumstances, our management is required to notify the Audit Committee when pre-approved services are undertaken and the Committee or its chairperson may approve amendments or modifications to the engagement or the maximum fees. Our Director of Internal Audit is responsible to report to our Audit Committee regarding compliance with these policies and procedures.

        Our Audit Committee will not approve engagements of our independent registered public accounting firm to perform non-audit services for us if doing so will cause our independent registered public accounting firm to cease to be independent within the meaning of applicable SEC rules. In other circumstances, our Audit Committee considers, among other things, whether our independent registered public accounting firm is able to provide the required services in a more or less effective and efficient manner than other available service providers and whether the services are consistent with the Public Company Accounting Oversight Board Rules.

        All services for which we engaged our independent registered public accounting firm in 2007 and 2008 were approved by our Audit Committee. The total fees we paid to Ernst & Young LLP for services in 2007 and 2008 are set forth above. The tax fees in 2007 and 2008 were for services involved in reviewing our tax reporting. Our Audit Committee approved the engagement of Ernst & Young LLP to provide these non-audit services because it determined that Ernst & Young LLP's providing these services would not compromise its independence and that its familiarity with our record keeping and accounting systems would permit it to provide these services with equal or higher quality, more quickly and at a lower cost than we could obtain these services from other providers.

        Ernst & Young LLP has been engaged to perform quarterly reviews for our first three quarterly periods in 2009. Our Audit Committee expects to appoint our independent registered public accounting firm for 2009 later this year after it has considered relevant factors.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

        Some banks, brokers and other record holders of our common shares may participate in the practice of "householding" proxy statements, annual reports and notices of internet availability of those documents. This means that, unless shareholders give contrary instructions, only one copy of our proxy statement, annual report or notice of internet availability may be sent to multiple shareholders in each household. We will promptly deliver a separate copy of any of those documents to you if you call or write to us at the following address or telephone number: Investor Relations, Hospitality Properties Trust, 400 Centre Street, Newton, MA 02458, telephone (617) 964-8389. If you want to receive separate copies of our proxy statement, annual report or notice of internet availability in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other record holder, or you may contact us at the above address or telephone number.

OTHER MATTERS TO BE VOTED UPON

Item 3.    Proposal by the California Public Employees' Retirement System

        The following proposal was submitted by the California Public Employees Retirement System, whose address and share ownership we will provide promptly upon oral or written request.

        RESOLVED, that the shareowners of Hospitality Properties Trust ("Company") ask that the Company, in compliance with applicable law, take the steps necessary to reorganize the Board of Trustees into one class subject to election each year. The implementation of this proposal should not affect the unexpired terms of directors elected to the board at or prior to the 2009 annual meeting.

  Supporting Statement of the California Public Employees' Retirement System:

        Is accountability by the Board of Trustees important to you as a shareowner of the Company? As a trust fund with approximately 1.5 million participants, and as the owner of approximately 600,000 shares of the Company's common stock, the California Public Employees' Retirement System (CalPERS) thinks accountability of the Board to the Company's shareowners is of paramount importance. This is why we are sponsoring this proposal which, if implemented, would seek to reorganize the Board of Trustees of the Company so that each trustee stands before the shareowners for re-election each year. We hope to eliminate the Company's so-called "classified board," whereby the trustees are divided into three classes, each serving a three-year term. Under the current structure, shareowners can only vote on a portion of the Board at any given time.

        CalPERS believes that corporate governance procedures and practices, and the level of accountability they impose, are closely related to financial performance. It is intuitive that when trustees are accountable for their actions, they perform better. A staggered board has been found to be one of six entrenching mechanisms that are negatively correlated with company performance. See "What Matters in Corporate Governance?" Lucian Bebchuk, Alma Cohen & Allen Ferrell, Harvard Law School, Discussion Paper No. 491 (09/2004, revised 03/2005). CalPERS also believes that shareowners are willing to pay a premium for corporations with excellent corporate governance. If the Company were to take the steps necessary to declassify its Board, it would be a strong statement that this Company is committed to good corporate governance and its long-term financial performance.

        We seek to improve that performance and ensure the Company's continued viability through this structural reorganization of the Board. If passed, shareowners might have the opportunity to register their views at each annual meeting — on performance of the Board as a whole and of each trustee as an individual.

        CalPERS urges you to join us in voting to declassify the election of trustees, as a powerful tool for management incentive and accountability. We urge your support FOR this proposal.

  Our Statement in Opposition to Proposal No. 3

        We have had a classified board of trustees since HPT became a public company in 1995, For the reasons set forth below, our nominating and corporate governance committee (which is 100% composed of Independent Trustees) and our entire board each unanimously concluded that declassifying our board would be detrimental to our and our shareholders interests. Our board recommends that you vote "Against" this shareowner proposal for the following reasons:

        Our Classified Board Promotes An Historical Perspective Which Is Important To Our Business.    Our business involves entering long term leases and management contracts with major hospitality companies such as Marriott International, Intercontinental Hotels, Global Hyatt Corp. and TravelCenters of America. These long term contracts require that we and our contract partners make commitments to multi-year, multi-million dollar projects such as the current renovation of our Marriott Kauai hotel or the on-going modernization of our TA and Petro nationwide networks of travel plazas along the U.S. Interstate Highway System. Our classified board insures that the knowledge necessary for the proper implementation of these long term relationships and projects will be present at the highest levels of HPT. Declassifying our board could result in the total loss of this accumulated knowledge in one board election cycle.

        A Classified Board Promotes HPT's Shareholders Best Interests.    A declassified board may change the balance of power in favor of so called "activists" who may have agendas which are detrimental to the best interests of most shareholders. For example, many "activists" have historically advocated recapitalization plans which have burdened public companies with excessive debt, and certain union affiliated shareholders have historically attempted to pressure boards to promote union organizing efforts at hotels. When "activists" can threaten to replace an entire board in one election, their power is enhanced. We do not believe that tipping the balance of power toward "activists" by declassifying the HPT board will serve the best interests of HPT shareholders. Contrary to the theoretical arguments advanced by the proponents of board declassification, a serious academic study of board structures of companies involved in mergers demonstrated that shareholders in companies with classified boards achieve higher prices than shareholders in companies where the entire boards are elected at the same time.1 Also, a majority of state legislatures (including both Maryland where we are organized and Massachusetts where our headquarters is located) have adopted laws which require public company directors and trustees to serve staggered three year terms unless the governing documents state otherwise.

1
See, Bates, Becher and Lemmon, Board Classification and Managerial Entrenchment; Evidence from the Market for Corporate Control (September 2007) HKUST Business School Research Paper No. 07-05, available at SSRN: http://SSRN.com/abstract = 923408.

        HPT's Current Structure And Governance Has Produced Superior Returns For Shareholders.    The past year has produced significant declines in the market prices of most public companies' shares. Real estate companies which own hotels have realized terrible results for shareholders. However, among REITs classified as hospitality REITs, HPT produced the best total returns for shareholders in both the one year and three year periods ending December 31, 2008. We are not pleased with the recent market price of HPT's shares; but we believe that HPT was able to achieve the best performance among its peer group because of HPT's business structure and strong commitment to shareholder value. Now is not the time to change a fundamental part of HPT's operating structure by declassifying the HPT board.

  The Board Of Trustees Recommends That You Vote "Against" This Proposal.

        You also should be aware that this is a non-binding proposal which requests HPT take the steps necessary to declassify. Under Maryland law and our declaration of trust, the change contemplated by this proposal would require an amendment to our declaration of trust which must first be approved by at least two thirds (2/3) of our trustees and then approved by the affirmative vote of the holders of at least two thirds (2/3) of the total number of our outstanding common shares at a subsequent shareholder meeting.

OTHER MATTERS

        At this time, we know of no other matters which will be brought before our annual meeting. However, if other matters properly come before our annual meeting or any postponement or adjournment thereof, and if discretionary authority to vote with respect thereto has been conferred by the proxy, the persons named in the proxy will vote the proxy in accordance with their discretion on those matters.

March 30, 2009

IMPORTANT

        If your shares are held in your own name, please complete a proxy over the internet or by telephone in the manner provided on the website indicated in the Notice of Internet Availability that you received in the mail, or request, complete and return a proxy card, today. If your shares are held in "street name," you should provide instructions to your broker, bank, nominee or other institution on how to vote your shares. You may provide instructions to your bank, nominee or other institution over the internet or by telephone if your broker, bank, nominee or other institution offers these options, or you may return a proxy card to your broker, bank or other institution and contact the person responsible for your account to ensure that a proxy is voted on your behalf. If you have any questions or need assistance in voting your shares, please call the firm assisting the company in the solicitation of proxies:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Banks and Brokers Call Collect at (212) 750-5833
Shareholders Call Toll Free at (877) 825-8971

HOSPITALITY PROPERTIES TRUST

400 CENTRE STREET
NEWTON, MA  02458

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on May 14, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Hospitality Properties Trust in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on May 14, 2009. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Hospitality Properties Trust, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BL INK AS FOLLOWS:                             ☒

M12749                          KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HOSPITALITY PROPERTIES TRUST

Our Board of Trustees recommends a vote “FOR” the Nominees for Trustee in Items 1 and 2 and “AGAINST” the shareholder proposal in Item 3.

	For	Withhold

1. To elect one Independent Trustee in Group II to our Board.	☐	☐

Nominee:
Bruce M. Gans, M.D.

2. To elect one Managing Trustee in Group II to our Board.	☐	☐

Nominee:
Adam D. Portnoy

	For	Against	Abstain

3. To consider and vote on a shareholder proposal, if properly presented at the meeting.	☐	☐	☐

4.     In their discretion, the Proxies are authorized to vote and otherwise represent the undersigned on such other matters as may properly come before the meeting or at any adjournment or postponement thereof.

For address changes, please check this box and write them on the back where indicated.		☐

Please indicate if you wish to view meeting materials electronically via the Internet rather than receiving a hardcopy. Please note that you will continue to receive a proxy card for voting purposes only.

	☐ Yes	☐ No

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” THE NOMINEES FOR TRUSTEE IN ITEMS 1 AND 2 AND “AGAINST” THE SHAREHOLDER PROPOSAL IN ITEM 3.  IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE AND OTHERWISE REPRESENT THE UNDERSIGNED ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

(NOTE: Please sign exactly as your name(s)  appear(s)  hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer, indicating title. If a partnership, please sign in partnership name by authorized person, indicating title.)

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date

HOSPITALITY PROPERTIES TRUST
ANNUAL MEETING OF SHAREHOLDERS
FRIDAY, MAY 15, 2009

9:30  A.M.

400 CENTRE STREET
NEWTON, MA  02458-2076

DIRECTIONS TO 400 CENTRE STREET, NEWTON  MA

From the East

Take the Massachusetts Turnpike (I-90) West to Exit 17 (Newton/Watertown).  After exiting, stay in the middle lane and bear to your left (away from Watertown).

Keep the Sheraton Hotel on your left at all times, crossing over I-90 and making a complete loop around it. After circling the Sheraton Hotel, and passing straight though one set of traffic lights, move to the right lane and go through 2 more sets of traffic lights, taking a right onto Park Street.  (You should be in the right lane marked “right lane must turn right” and will notice a large green sign marked “Brighton”.)

Take an immediate right onto Elmwood Street.  Elmwood is a short street and the entrance to the parking lot at 400 Centre Street is at its end.

From the West

Take the Massachusetts Turnpike (I-90) West to Exit 17 (Newton/Watertown).  After exiting and passing straight through one set of traffic lights, move to the right lane and go through 2 more sets of traffic lights, taking a right onto Park Street.  (You should be in the lane marked “right lane must turn right” and will notice a large green sign marked “Brighton”.)

Take an immediate right onto Elmwood Street.  Elmwood is a short street and the entrance to the parking lot at 400 Centre Street is at its end.

M12750

HOSPITALITY PROPERTIES TRUST 400 Centre Street Newton, MA 02458-2076	Proxy

Important Notice Regarding Internet Availability of Proxy Materials:  The proxy materials for the Hospitality Properties Trust Annual Meeting of Shareholders, including our annual report and proxy statement, are available over the Internet.  To view the proxy materials or vote online or by telephone, please follow the instructions on the Notice Regarding the Availability of Proxy Materials.

This proxy is solicited on behalf of the Board of Trustees of Hospitality Properties Trust for use at the Annual Meeting on May 15, 2009.

The undersigned shareholder of Hospitality Properties Trust, a Maryland real estate investment trust, or the company, hereby appoints John G. Murray, Jennifer B. Clark and Barry M. Portnoy, or any of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of Shareholders of the Company to be held at the company’s offices at 400 Centre Street, Newton, Massachusetts on May 15, 2009, at 9:30 a.m., local time, and any adjournment or postponement thereof, to cast on behalf of the undersigned all the votes that the undersigned is entitled to cast at the meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders and of the accompanying Proxy Statement, each of which is incorporated herein by reference, and revokes any proxy heretofore given with respect to the meeting.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS INSTRUCTED ON THE REVERSE SIDE HEREOF.  IF THIS PROXY IS EXECUTED, BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” THE NOMINEES FOR TRUSTEE IN ITEMS 1 AND 2 AND “AGAINST” THE SHAREHOLDER PROPOSAL IN ITEM 3.  ADDITIONALLY, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

See reverse for voting instructions.

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on the reverse side.)

QuickLinks

PROXY STATEMENT ANNUAL MEETING OF SHAREHOLDERS
INTRODUCTION
ELECTION OF TRUSTEES
  Item 1: Election of One Independent Trustee
  Item 2: Election of One Managing Trustee
SOLICITATION OF PROXIES
TRUSTEES AND EXECUTIVE OFFICERS
BOARD OF TRUSTEES
BOARD COMMITTEES
COMMUNICATIONS WITH TRUSTEES
SELECTION OF CANDIDATES FOR TRUSTEES; SHAREHOLDER RECOMMENDATIONS, NOMINATIONS AND OTHER PROPOSALS
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
COMPENSATION TABLES
SUMMARY COMPENSATION TABLE FOR 2008, 2007 AND 2006
GRANTS OF PLAN BASED AWARDS FOR 2008
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END FOR 2008
OPTION EXERCISES AND STOCK VESTED FOR 2008
TRUSTEE COMPENSATION FOR 2008
AUDIT COMMITTEE REPORT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
RELATED PERSON TRANSACTIONS AND COMPANY REVIEW OF SUCH TRANSACTIONS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
OTHER MATTERS TO BE VOTED UPON
  Item 3. Proposal by the California Public Employees' Retirement System
OTHER MATTERS
IMPORTANT